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                                                               Exhibit (a)(1)(F)

To All Sequenom Optionholders Eligible to Participate in the Offer to Exchange:

REMINDER - If you are electing to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form to Theresa Lee is November 30, 2001 at 12:00 midnight, U.S. Pacific Standard Time.

A copy of the Election Form can be found at http://sdweb/DEPTS/FINANCE/OPTIONS.HTML. We cannot accept late submissions, and
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therefore we urge you to respond early to avoid any last minute problems.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.

If you have any questions regarding the Stock Option Exchange Program, contact Theresa Lee at tlee@sequenom.com or at (858) 202-9024.
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